Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (hereinafter called this “Amendment”) is entered into as of March 28, 2014, by and among MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation (the “Parent”), MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto, and SUNTRUST BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, Borrower, Administrative Agent, the Issuing Lender, the Swing Line Lender and the lenders party thereto (the “Lenders”) entered into that certain Second Amended and Restated Credit Agreement dated as of June 8, 2012 (as amended, restated, modified or supplemented from time to time prior to the date hereof, the “Credit Agreement”), whereby the Lenders have agreed to make certain loans to Borrower upon the terms and conditions set forth therein;

WHEREAS, on or after the date hereof, the Borrower and Parent intend to sell, transfer, convey or otherwise dispose of certain portions of the Borrower’s Oil and Gas Properties located in the State of Louisiana (each such disposition, a “Louisiana Disposition”);

WHEREAS, in furtherance thereof, the Borrower, as seller, and Tana Exploration Company LLC, as purchaser, have entered into a certain Purchase and Sale Agreement dated as of March 5, 2014, pursuant to which Borrower will sell, transfer, convey or otherwise dispose of certain of its oil and gas properties in Evangeline Parish, Louisiana (the disposition thereof, the “Pine Prairie Disposition”);

WHEREAS, to provide for additional liquidity for the Borrower and Parent during the pendency of the Louisiana Dispositions (if any) or in the event no material Louisiana Disposition is consummated, Borrower and Parent propose to incur certain additional secured indebtedness pursuant to a new senior secured bridge credit facility (the “Bridge Facility”) substantially on the terms set forth on Exhibit A;

WHEREAS, the Borrower has requested that, upon (a) the consummation of any Louisiana Disposition, (b) the Bridge Facility Effective Date, or (c) the Pine Prairie Disposition, that in the case of (i) clauses (a) or (c), the portion of the Borrower’s Oil and Gas Properties and any personal property directly related thereto disposed of thereby and (ii) clause (b), all of the Borrower’s Oil and Gas Properties located in the State of Louisiana and any personal property directly related thereto, in each case, be released from the lien and security interest of the Security Documents and, in regards to the entering into of definitive documentation for the Bridge Facility, the Borrower be permitted to grant a first priority mortgage lien on, and securities interest in, such Oil and Gas Properties to secure the Bridge Facility;

WHEREAS, the Administrative Agent and the Lenders party hereto have determined that, upon the first to occur of (a) the consummation of one or more Louisiana Dispositions in exchange for an aggregate consideration (including consideration for prior Louisiana Dispositions, if applicable) of at least $100,000,000, (b) the Pine Prairie Disposition and (c)

Bridge Facility Effective Date, the currently effective Conforming Borrowing Base of $500,000,000 shall be automatically reduced to $475,000,000 until otherwise redetermined in accordance with the Credit Agreement (which affirmation of the currently effective Conforming Borrowing Base of $500,000,000, together with the potential reduction in the Conforming Borrowing Base, shall constitute the April 1, 2014 Scheduled Borrowing Base Determination);

WHEREAS, Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement as described herein; and

WHEREAS, Administrative Agent and the Lenders are willing to amend the Credit Agreement as requested by Borrower, subject to the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties to this Amendment hereby agree as follows:

Section 1.                                           Terms Defined in Credit Agreement.  As used in this Amendment, except as may otherwise be provided herein, all capitalized terms that are defined in the Credit Agreement (as amended hereby) shall have the same meaning herein as therein defined, all of such terms and their definitions being incorporated herein by reference.

Section 2.                                           Amendments to Credit Agreement Upon the Fifth Amendment Effective Date.  On the Fifth Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a)                                 Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“2021 Senior Notes” means the 9.25% Senior Notes due 2021 issued by Borrower and Parent pursuant to an Indenture dated as of May 31, 2013 (as amended, restated, supplemented or otherwise modified from time to time), among Borrower, Parent and Wells Fargo Bank, National Association, as trustee.

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement, dated as of March 28, 2014, among Parent, Borrower, the Lenders party thereto, and Administrative Agent.

“Fifth Amendment Effective Date” means the date on which the Fifth Amendment became effective in accordance with its terms.

(b)                                 Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

“Permitted Refinancing Debt” means Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Indebtedness (the “Refinanced Debt”); provided that (a) such New Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) (b) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such New Debt does not contain any covenants which are more onerous to Parent, Borrower and their respective Subsidiaries in any material respects than those imposed by the Refinanced Debt (other than with respect to interest rates) and (d) such New Debt (and any guarantees thereof) is subordinated in right of payment to the Loan Obligations (or, if applicable, the Guaranty) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms substantially reasonably satisfactory to Administrative Agent.

“Senior Notes” means, collectively, (a) the 2020 Senior Notes and (b) the 2021 Senior Notes.

(c)                                  Clause (iii) of Section 2.04(f) of the Credit Agreement is hereby deleted in its entirety.

(d)                                 The introductory clause of Section 8.12 is hereby amended by deleting the words “or in any manner be liable under” and clause (a) of Section 8.12 is hereby amended by deleting the words “at all times” immediately prior to subclause (1) thereof.

(e)                                  The Pricing Grid in Section 1.D of Appendix I to the Credit Agreement is hereby amended and restated in its entirety to provide:

“D.                              Pricing Grid (Section 2.05)

		Applicable Margin	Applicable Margin	Applicable Margin
Pricing Level	Borrowing Base Utilization Percentage	LIBOR Rate	Base Rate	Commitment Fee
I	> 90%	300.0 bps	200.0 bps	50.0 bps
II	> 75% but < 90%	275.0 bps	175.0 bps	50.0 bps
III	> 50% but < 75%	250.0 bps	150.0 bps	50.0 bps
IV	> 25% but < 50%	225.0 bps	125.0 bps	37.5 bps
V	< 25%	200.0 bps	100.0 bps	37.5 bps

Each change in the Applicable Margin shall apply during the period commencing on the date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change in the Borrowing Base Utilization Percentage.”

(f)                                   Section II.B of Appendix II to the Credit Agreement is hereby amended and restated in its entirety as follows:

“B.                              Leverage Ratio.  As of the last day of any fiscal quarter, Borrower’s ratio of Total Net Indebtedness to EBITDA for the trailing four fiscal quarter period ending on the last day of such fiscal quarter shall not exceed (i) 4.75:1.0, for the fiscal quarter ending March 31, 2014, (ii) 4.50:1.0 for the fiscal quarter ending June 30, 2014, (iii) 4.25:1.0, for the fiscal quarters ending September 30, 2014 and December 31, 2014, and (iv) 4.00:1.0, for the fiscal quarter ending March 31, 2015 and each fiscal quarter thereafter; provided, however, that if the Parent, Borrower or their respective Subsidiaries in one or more transactions sells or otherwise disposes of Oil and Gas Properties located in the State of Louisiana for an aggregate consideration equal to or exceeding $100,000,000, the maximum ratio of Total Net Indebtedness to EBITDA otherwise permitted for the fiscal quarter in which the sale or disposition that first resulted in such aggregate consideration equaling or exceeding $100,000,000 was consummated and for each of the two succeeding fiscal quarters thereafter, shall be increased by 0.50.”

Section 3.                                           Amendments to Credit Agreement Upon Bridge Facility Effective Date.  Effective upon (and concurrently with) the Bridge Facility Effective Date (as defined in Section 6 below), the Credit Agreement shall automatically be further amended as follows:

(a)                                 Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Louisiana Assets” means the Oil and Gas Properties of Parent, Borrower or their respective Subsidiaries located in the State of Louisiana and any personal property of Parent, Borrower or their respective Subsidiaries located thereon or used exclusively in connection with the operation thereof.

“Permitted Bridge Refinancing Debt” means any Indebtedness (x) that is unsecured or is secured by a Lien on Collateral that is subordinated to the Lien securing the Obligations, and (y) a portion of the proceeds of which are used to refinance Indebtedness outstanding under the Bridge Facility; provided that (a) the aggregate principal amount of such Permitted Bridge Refinancing Debt does not exceed $200,000,000, (b) such Permitted Bridge Refinancing Debt has a stated maturity no earlier than August 30, 2019, and no scheduled amortization prior to such stated maturity; (c) such Permitted Bridge Refinancing Debt does not contain covenants that are, taken as a whole, more onerous to Parent, Borrower and their respective Subsidiaries in any material respects than those imposed by the Bridge Facility (other than with respect to interest rates) and (d) such Permitted Bridge Refinancing Debt (and any guarantees thereof) is subordinated in right of payment to the Loan Obligations (or, if applicable, the Guaranty) to at least the same extent as the Bridge Facility.

(b)                                 Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

“Bridge Facility” means (i) the multiple draw term loan credit facility evidenced by a senior secured bridge loan agreement by and among Borrower, as borrower, SunTrust Bank, as administrative agent, and the lenders and other financial parties thereto, as amended from time to time (to the extent such amendments do not contravene the Loan Documents) in an aggregate principal amount not to exceed $125,000,000 and otherwise substantially on the terms set forth in Exhibit A to the Fifth Amendment, and (ii) any securities issued at the initial maturity of the credit facility described in the foregoing clause (i), or any loans or securities into which the credit facility described in clause (i) is converted, in each case, pursuant to customary arrangements for bridge financings in place on the date hereof and having a stated maturity no earlier than August 30, 2019 and no scheduled amortization prior to such stated maturity; provided that any refinancings of such securities or loans undertaken at the option or election of the Parent or Borrower shall not constitute the Bridge Facility.

(c)                                  Section 7.06 of the Credit Agreement is hereby amended by replacing “(with respect to casualty insurance)” with the phrase “(with respect to any casualty insurance (but at any time that the Bridge Facility remains in effect, only to the extent it covers assets of the Borrower, the Parent or their respective Subsidiaries other than the Louisiana Assets))”.

(d)                                 The proviso at the end of Section 7.14 of the Credit Agreement is hereby amended and restated to provide as follows:

“provided that, in any event, the Parent and Borrower shall cause each Subsidiary of the Parent that guaranties the Senior Notes, any Permitted Additional Debt, the Bridge Facility or any Permitted Bridge Refinancing Debt to execute and deliver to the Administrative Agent a Guaranty.”

(e)                                  Article VII of the Credit Agreement is hereby amended by inserting the following new Section 7.18 immediately following the existing Section 7.17.

Section 7.18                             Covenants Regarding Effectiveness of Permitted Bridge Refinancing Debt.  Concurrently with the incurrence of any Permitted Bridge Refinancing Debt, the Administrative Agent shall have received:

(a)                                 a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent as of and for the fiscal year ending at least 120 days before the incurrence of the Permitted Bridge Refinancing Debt, and each subsequent fiscal quarter after December 31 of such fiscal year ending at least 45 days before the incurrence of the Permitted Bridge Refinancing Debt, prepared after giving effect to the incurrence of the Permitted Bridge Refinancing Debt as if the incurrence of the Permitted Bridge Refinancing Debt had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income), which shall reflect adjustments applied in accordance with Regulation S-X of the Securities Act of 1933, as amended, including adjustments customary for a Rule 144A transaction and consistent with the documentation for the 2021 Senior Notes; provided, that no such pro forma financial statement shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R));

(b)                                 a solvency certificate from a Responsible Officer of Parent, in a form and substance substantially consistent with the solvency certificate delivered on June 8, 2012 under the Credit Agreement, confirming the solvency of Parent, Borrower and their respective Subsidiaries on a consolidated basis after giving effect to the incurrence of the Permitted Bridge Refinancing Debt; and

(c)                                  satisfactory evidence that, upon the incurrence of any Permitted Bridge Refinancing Debt, (i) the net cash proceeds thereof shall first have been applied to refinance or repay existing Indebtedness outstanding under the Bridge Facility, (ii) all commitments in respect of the Bridge Facility shall have terminated, and (iii) if all existing Indebtedness outstanding under the Bridge Facility has been or is being refinanced or repaid in full (after giving effect to the application of proceeds in accordance with the foregoing clause (i)), all liens securing the Bridge Facility shall have been subordinated to liens then existing or thereafter created under any Security Document or terminated and released, in each case, on terms reasonably acceptable to the Administrative Agent, as applicable.

(f)                                   Section 8.01 of the Credit Agreement is hereby amended by deleting the word “and” at the end of the existing clause (k), replacing the period at the end of the existing clause (l) with “;” and inserting the following new clauses (m) and (n) immediately following clause (l):

“(m)                       Liens on Collateral securing the Bridge Facility comprising (x) second priority Liens on the Collateral (other than the Louisiana Assets), and (y) first priority Liens on the Louisiana Assets, all of which Liens shall be subject to the terms of the intercreditor agreement referenced in Section 8.05(n); and

(n)                                 second priority Liens on the Collateral securing any Permitted Bridge Refinancing Debt, which Liens shall be subject to the terms of the intercreditor agreement referenced in Section 8.05(o).”

(g)                                  Section 8.02 of the Credit Agreement is hereby amended by inserting the following new sentence at the end of Section 8.02:

“In addition to the foregoing, each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, at any time that the Bridge Facility remains in effect, directly or indirectly, sell, assign, convey or otherwise transfer, or enter into any agreement to sell, assign, convey or otherwise transfer, any Oil and Gas Property located in the State of Louisiana having a fair market value equal to or exceeding $5,000,000, unless (x) the sale, assignment, conveyance or other transfer is permitted in accordance with the terms of the documents evidencing the Bridge Facility and (y) concurrently with the consummation of any sale, assignment, conveyance or other transfer of such Oil and Gas Property, the net cash proceeds thereof are used to repay or prepay permanently Indebtedness outstanding under the Bridge Facility.”

(h)                                 Clauses (i), (ii) and (iii) of Section 8.05(k) of the Credit Agreement is hereby amended and restated as follows:

“(i)                               Parent would be in compliance with Section 9.01 on a pro forma basis after giving effect to the incurrence of such Indebtedness;

(ii)                                  such Indebtedness shall not have a maturity date (or any scheduled amortization payments) prior to the date that is one year after the Stated Maturity Date;

(iii)                               upon the incurrence of such unsecured Indebtedness, the Borrowing Base is automatically reduced by an amount equal to 25% of the face value (without giving effect to any original issue discount) of any such Indebtedness; provided that in the case of the incurrence of such unsecured Indebtedness a portion of the proceeds of which are used to refinance Indebtedness outstanding under the Bridge Facility, the Borrowing Base is automatically reduced by an amount equal to 25% of the face value (without giving effect to any original issue discount) of any such Indebtedness that is in excess of $125,000,000; and”

(i)                                     Section 8.05 of the Credit Agreement is hereby amended by deleting the word “and” at the end of the existing clause (l), replacing the period at the end of the existing clause (m) with “;” and inserting the following new clauses (n) and (o) immediately following clause (m):

“(n)                           Indebtedness under the Bridge Facility, provided that (1) prior to or concurrently with the effectiveness of the Bridge Facility, the Administrative Agent and the administrative agent under the Bridge Facility shall have entered into an intercreditor agreement substantially on the terms set forth on Exhibit B to the Fifth Amendment and otherwise in a form reasonably acceptable to the Administrative Agent, (2) the Parent is in compliance with its financial covenants set forth in Section 9.01 after giving pro forma effect to the incurrence of such Indebtedness, and (3) the net cash proceeds from each incurrence of such Indebtedness are applied to repay Loans and to pay fees and expenses incurred in connection with the Bridge Facility; and

(o)                                 Permitted Bridge Refinancing Debt, provided that (1) prior to or concurrently with the incurrence of any Permitted Bridge Refinancing Debt, the Administrative Agent and the collateral agent under the documents evidencing the Permitted Bridge Refinancing Debt shall have entered into a senior lien/junior lien intercreditor agreement substantially similar to the intercreditor agreement referred to in clause (n)

above and otherwise in a form reasonably acceptable to the Administrative Agent, (2) with respect to any Permitted Bridge Refinancing Debt in an aggregate principal amount greater than the aggregate principal amount of Indebtedness under the Bridge Facility being refinanced, the Parent is in compliance with its financial covenants set forth in Section 9.01 after giving pro forma effect to the incurrence of such Indebtedness, (3) the Borrower shall have satisfied the conditions set forth in Section 7.18, and (4) the net cash proceeds from the incurrence of such Permitted Bridge Refinancing Debt are first applied to redeem, repay or refinance Indebtedness outstanding under the Bridge Facility, and any Permitted Refinancing Debt in respect thereof.”

(j)                                    Section 8.11 of the Credit Agreement is hereby amended and restated to provide as follows:

“8.11                  Prepayment or Redemption of Other Indebtedness.  Parent and Borrower shall not, and will not permit any of their Subsidiaries to, optionally prepay, redeem, repurchase or defease all or any portion of any Capital Debt or Indebtedness permitted under Section 8.05(j), (k), (n) or (o), except that Parent or Borrower may prepay any such Indebtedness:

(a)                                 using proceeds of the Available Amount or any offering of Equity Interests of Parent;

(b)                                 (i) with respect to Indebtedness permitted under Section 8.05(j), (o), or (k), with the proceeds of Permitted Refinancing Debt incurred to refinance such Indebtedness and (ii) with respect to Indebtedness permitted under Section 8.05(n) or (o), with the proceeds of (x) the sale, assignment, conveyance or other transfer of the Louisiana Assets in accordance with the final sentence of Section 8.02 or (y) any Senior Notes, Permitted Additional Debt or Permitted Bridge Refinancing Debt incurred to refinance such Indebtedness;

(c)                                  by converting such Indebtedness into Equity Interests of Parent; and

(d)                                 if, after giving pro forma effect to such prepayment, redemption, repurchase or defeasance and any concurrent incurrence of Indebtedness with respect thereto, Parent’s ratio of Total Net Indebtedness to EBITDA does not exceed 4.00 to 1.00, no Default or Event of Default exists or would result, and the Available Commitment exceeds the greater of $15,000,000 and ten percent (10%) of the then effective Conforming Borrowing Base.”

(k)                                 Section 8.12(a) of the Credit Agreement is hereby amended by inserting immediately prior to the period at the end of subclause (6) therein the following proviso:

“provided, however, that so long as the Bridge Facility remains in effect, all of the references in this clause (a) to “Oil and Gas Properties of Parent, Borrower and their respective Subsidiaries,” “current production” or “total internally forecasted production” shall be deemed to exclude Oil and Gas Properties of Parent, Borrower and their respective Subsidiaries located in the State of Louisiana.

(l)                                     Clause (d) of Section 8.16 (and the general clause following clause (d)) of the Credit Agreement is hereby amended and restated to provide as follows:

“(d) instruments, documents or agreements governing the Senior Notes, any Permitted Additional Debt, any Permitted Refinancing Debt, the Bridge Facility or any Permitted Bridge Refinancing Debt, in each case so long as any such instrument, document or agreement does not prohibit the granting, conveying, creating or imposition of the Liens required to be granted, conveyed, created or imposed under the Loan Documents.”

Section 4.                                           Scheduled Borrowing Base Redetermination.

(a)                                 Pursuant to Section 2.04(a) of the Credit Agreement, on and as of the first to occur of (a) the consummation of one or more Louisiana Dispositions in exchange for an aggregate consideration (including consideration for prior Louisiana Dispositions, if applicable) of at least $100,000,000, (b) the Pine Prairie Disposition and (c) the Bridge Facility Effective Date, the currently effective Conforming Borrowing Base of $500,000,000 shall be automatically reduced to $475,000,000 until otherwise redetermined in accordance with the Credit Agreement (and (for the avoidance of doubt) until such time, the currently effective Conforming Borrowing Base of $500,000,000 shall remain in effect), which affirmation of the currently effective Conforming Borrowing Base and reduction of the Conforming Borrowing Base to $475,000,000 (if applicable) shall together constitute the April 1, 2014 Scheduled Borrowing Base Determination.

(b)                                 Both the Parent and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, agree that the redetermination of the Conforming Borrowing Base pursuant to clause (a) of this Section 4 shall constitute the regularly scheduled redetermination of the Conforming Borrowing Base for the spring 2014 (and shall not constitute a discretionary redetermination of the Conforming Borrowing Base by either the Borrower, on the one hand, or the Administrative Agent or Lenders, on the other hand, pursuant to Section 2.04(e) of the Credit Agreement).

(c)                                  Both the Parent and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, further acknowledge and agree that (i) for purposes of the redetermination of the Borrowing Base pursuant to clause (a) of this Section 4, the Oil and Gas Properties of the Borrower, the Parent or their respective Subsidiaries located in the State of Louisiana were not included in the most recently delivered Reserve Report, or, if included, were not given any value in the determination of the Conforming Borrowing Base for purposes of the Credit Agreement or other Loan Documents and (ii) so long as any Indebtedness permitted pursuant to Section 8.05(n) of the Credit Agreement remains outstanding, the Oil and Gas Properties of the Borrower, the Parent or their respective Subsidiaries located in the State of Louisiana shall not be taken into account when redetermining the Borrowing Base for purposes of the Credit Agreement or other Loan Documents.

Section 5.                                           Conditions of Fifth Amendment Effective Date.  This Amendment will become effective on the date on which each of the following conditions precedent are satisfied (or are waived by Lenders comprising the Required Lenders in their sole discretion (the “Fifth Amendment Effective Date”):

(a)                                 Borrower and Lenders constituting at least the Required Lenders shall have delivered to Administrative Agent duly executed counterparts of this Amendment;

(b)                                 Borrower shall have made payment of all fees and expenses then due and payable under the Credit Agreement, including any fees and expenses then due and payable in connection with this Amendment pursuant to Section 12.04(a) of the Credit Agreement, in the case of expenses to the extent invoiced at least three business days prior to the Fifth Amendment Effective Date (except as otherwise reasonably agreed by Borrower).

Section 6.                                           Conditions of Bridge Facility Effective Date.  Concurrently with the effectiveness of the Bridge Facility, each of the following conditions shall be (or shall have been) satisfied (or are waived by Lenders comprising the Required Lenders in their sole discretion) by the Parent and the Borrower (the first date on which each such condition is satisfied (or waived), the “Bridge Facility Effective Date”):

(a)                                 Bridge Facility Documentation.  The Administrative Agent shall have received satisfactory evidence that the Bridge Facility (as defined in the Credit Agreement (as amended hereby)) and any related loan agreements and documents have been executed and delivered by the Borrower, the Parent and the agents and lenders thereto substantially on the terms set forth in the term sheet for the Bridge Facility attached as Exhibit A and otherwise in a form reasonably acceptable to the Administrative Agent.

(b)                                 Financial Statements.  The Administrative Agent shall have received the financial statements of Parent for the fiscal year ended December 31, 2013, and for each subsequent fiscal quarter after December 31, 2013 ended at least 45 days before the effectiveness of the Bridge Facility, required to be delivered in accordance with Section 7.01 of the Credit Agreement.

(c)                                  Solvency.  The Administrative Agent shall have received a solvency certificate from a Responsible Officer of Parent in a form and substance substantially consistent with the solvency certificate delivered on June 8, 2012 under the Credit Agreement, confirming the solvency of Parent and its subsidiaries on a consolidated basis after giving effect to the effectiveness of the Bridge Facility and the incurrence of the maximum amount of bridge loans contemplated thereunder.

(d)                                 Accuracy of Representations.  The Parent and the Borrower shall have delivered a certificate of a Responsible Officer confirming that the representations and warranties set forth in the Credit Agreement and in Section 11 of this Amendment are true and correct in all material respects on and as of, and after giving effect to (including the incurrence of the maximum amount of bridge loans contemplated thereunder) the effectiveness of the Bridge Facility; provided, that any representation or warranty made as of a prior date shall be true and correct in all material respects as of such prior date.

(e)                                  Intercreditor Agreement. The Administrative Agent shall have entered into a customary intercreditor agreement substantially on the terms set forth on Exhibit B and otherwise in a form reasonably acceptable to the Administrative Agent in accordance with Section 8.05(n) of the Credit Agreement (as amended hereby) with respect to the Liens contemplated in Section 8.01(m) of the Credit Agreement (as amended hereby).

Section 7.                                           Additional Security Documents Following the Bridge Facility Effective Date.  By not later than 30 days after the Bridge Facility Effective Date (subject to extension at the discretion of the Administrative Agent acting reasonably), Borrower shall deliver to Administrative Agent Mortgages and financing statements covering Oil and Gas Properties of the Borrower, the Parent or their respective Subsidiaries located in the State of Louisiana that secure the Bridge Facility, together with (i) any other documents (including tax affidavits) and (ii) evidence of arrangements reasonably satisfactory to Administrative Agent, in each case, for the prompt completion of the recording or filing of such mortgages and other documents as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create a valid first-priority mortgage Lien (subject to Permitted Liens including the Liens securing the Bridge Facility) on such Oil and Gas Properties and any personal property of the Borrower, the Parent or their respective Subsidiaries directly related to such Oil and Gas Properties.

Section 8.                                           Authorization to Release Louisiana Mortgages and Related Personal Property.  Each of the Lenders party hereto hereby authorizes the Administrative Agent to execute and deliver to the Borrower (or its designee) concurrently with (a) the consummation of any Louisiana Disposition, (b) the Pine Prairie Disposition or (c) the Bridge Facility Effective Date, instruments or other agreements terminating and releasing the Security Documents covering, in the case of (i) clauses (a) or (b), the portion of the Borrower’s, Parent’s or their respective Subsidiaries’ Oil and Gas Properties and any personal property directly related thereto disposed of thereby and (ii) clause (c), all of the Borrower’s, Parent’s or their respective Subsidiaries’ Oil and Gas Properties located in the State of Louisiana and any personal property directly related thereto; provided, however, that to the extent the Bridge Facility Effective Date has occurred, the Borrower and the Parent shall, and shall cause their respective Subsidiaries to, execute and deliver, concurrently with the delivery of any security documents securing the Bridge Facility, junior priority Security Documents encumbering the Borrower’s, Parent’s or their respective Subsidiaries’ Oil and Gas Properties located in the State of Louisiana, and any personal property of the Borrower, the Parent or their respective Subsidiaries directly related to such Oil and Gas Properties, on which a Lien is granted to secure the Bridge Facility.

Section 9.                                           Consent to Enter into Intercreditor Agreement.  The Lenders party hereto hereby give their consent to permit the Administrative Agent to enter into a customary intercreditor agreement substantially on the terms set forth on Exhibit B and otherwise in a form reasonably acceptable the Administrative Agent upon the incurrence by the Borrower of Indebtedness permitted under Section 8.05(n) or (o) of the Credit Agreement (as amended hereby).  The Lenders party hereto hereby acknowledge that (a) notwithstanding anything to the contrary in the Security Documents, the rights, obligations and remedies of the Administrative Agent and the Secured Parties under such Security Documents will be subject, upon execution, to the provisions of such intercreditor agreement and (b) in the event of any conflict or inconsistency between the provisions of such intercreditor agreement and the Credit Agreement, the provisions of such intercreditor agreement shall control.  The Lenders party hereto hereby authorize the Administrative Agent, as applicable, to take such actions, including making filings and entering into agreements and any amendments or supplements to any Security Document, as may be necessary or desirable to reflect the intent of this Amendment and such intercreditor agreement.

Section 10.                                    Fees.  Borrower agrees to pay to the Administrative Agent on the Fifth Amendment Effective Date for the account of each Lender that has signed and returned a signature page to this Amendment (whether by transmittal of an original signature page or electronically) on or prior to March 27, 2014, a one-time fee in an amount of ten (10.0) basis points on such Lender’s Commitment to be calculated after giving effect to the Borrowing Base redetermination pursuant to Section 4 of this Amendment.

Section 11.                                    Representations and Warranties.  On the Fifth Amendment Effective Date, each of Parent and Borrower represents and warrants to Administrative Agent and each of the Lenders that:

(a)                                 Each Loan Party: (i) is validly existing and (ii) has the power and authority to execute, deliver, and perform its obligations under this Amendment and each other Loan Document to which such it is a party except where the failure does not constitute a Default and could not reasonably be expected to have a Material Adverse Effect.

(b)                                 The execution, delivery and performance by each of Parent and Borrower of this Amendment and each other Loan Document to which such it is a party has been duly authorized by all necessary corporate or limited liability company action, as applicable, and does not and will not contravene the terms of any of such Person’s Organization Documents.

(c)                                  This Amendment and each other Loan Document to which each Loan Party is a party constitutes the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(d)                                 Parent, Borrower and their respective Subsidiaries are Solvent on a consolidated basis as of the Fifth Amendment Effective Date.

(e)                                  Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto.  Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Act.  None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(f)                                   Neither any Loan Party nor any of its Subsidiaries nor, to the knowledge of Parent or Borrower, any Affiliate of any Loan Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country.

(g)                                  Borrower is not in the business of purchasing or selling Margin Stock.

(h)                                 None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 12.                                    Reference to and Effect on the Credit Agreement.

(a)                                 Upon the Fifth Amendment Effective Date and thereafter, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby.

(b)                                 Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

Section 13.                                    Cost and Expenses.  Each of Parent and Borrower agrees to pay fees and expenses in connection with this Amendment pursuant to the terms and conditions of Section 12.04(a) of the Credit Agreement.

Section 14.                                    Extent of Amendments.  Except as specifically set forth in this Amendment, the Credit Agreement and the other Loan Documents are not amended, modified or affected hereby.  Each of Parent and Borrower hereby ratifies and confirms that (i) except as specifically set forth in this Amendment, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Credit Agreement remain in full force and effect and (ii) each of the other Loan Documents are and remain in full force and effect in accordance with their respective terms.

Section 15.                                    Execution and Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission (e.g. .pdf) shall be equally as effective as delivery of a manually executed counterpart of this Amendment.

Section 16.                                    Governing Law.  This Amendment shall be governed by, construed and interpreted in accordance with the laws of the State of New York, except to the extent that federal laws of the United States of America apply.

Section 17.                                    Headings.  Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

Section 18.                                    No Waiver.  Borrower hereby agrees that except as expressly set forth in this Amendment, no Default or Event of Default has been waived or remedied by the execution of this Amendment by Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender, and any such Default or Event or Default heretofore arising and currently continuing shall continue after the execution and delivery hereof.  Nothing contained in this Amendment nor any past indulgence by Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender, nor any other action or inaction on behalf of Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender shall constitute or be deemed to constitute an election of remedies by Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender.

Section 19.                                    Loan Document.  This Amendment is a Loan Document.

Section 20.                                    NO ORAL AGREEMENTS.  THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES TO THE LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS.  THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY PARENT, BORROWER, ADMINISTRATIVE AGENT, THE SWING LINE LENDER, ANY ISSUING LENDER AND/OR LENDERS (TOGETHER WITH THE FEE LETTERS) REPRESENT THE FINAL AGREEMENT REGARDING THE MATTERS HEREIN BETWEEN SUCH PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officer(s) as of the day and year first above written.

MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company, as Borrower

By:	/s/ Nelson M. Haight
	Name:	Nelson M. Haight
	Title:	Senior Vice President and Chief Financial Officer

MIDSTATES PETROLEUM COMPANY, INC., a
Delaware corporation, as Parent

By:	/s/ Nelson M. Haight
	Name:	Nelson M. Haight
	Title:	Senior Vice President and Chief Financial Officer

SUNTRUST BANK, as Administrative Agent,
as Swing Line Lender and as an Issuing Lender

By:	/s/ John Kovarik
	Name:	John Kovarik
	Title:	Vice President

SUNTRUST BANK, as a Lender

By:	/s/ John Kovarik
	Name:	John Kovarik
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Joseph Scott
	Name:	Joseph Scott
	Title:	Director

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mack Lambert
	Name:	Mack Lambert
	Title:	Vice President

CITIBANK, N.A., as a Lender

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John K. Dravenstott
	Name:	John K. Dravenstott
	Title:	Vice President

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Dmitriy Bariskiy
	Name:	Dmitriy Bariskiy
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Dmitriy Bariskiy
	Name:	Dmitriy Bariskiy
	Title:	Authorized Signatory

NATIXIS, as a Lender

By:	/s/ Stuart Murray
	Name:	Stuart Murray
	Title:	Managing Director

By:	/s/ Mary Lou Allen
	Name:	Mary Lou Allen
	Title:	Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Mark Lumpkin, Jr
	Name:	Mark Lumpkin, Jr
	Title:	Authorized Signatory

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Elena Robciuc
	Name:	Elena Robciuc
	Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Sanjay Remond
	Name:	Sanjay Remond
	Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Jay Salitza
	Name:	Jay Salitza
	Title:	Director

Exhibit A

Bridge Facility Provisions

EXHIBIT A

Senior Secured Bridge Loan
Summary of Principal Terms and Conditions

Borrower:	Midstates Petroleum Company LLC (the “Company”).

Lead Arrangers and Joint Bookrunners:

SunTrust Robinson Humphrey, Inc. (“STRH”), Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA and Natixis, New York Branch (each, an “Arranger” and, together with additional joint lead arrangers appointed pursuant to that certain Commitment Letter, dated as of March 9, 2014, by and among the Company, the Arrangers, and the other parties thereto (the “Commitment Letter”), collectively, the “Arrangers”).

Administrative Agent:	SunTrust Bank (in its capacity as administrative agent, the “Administrative Agent”).

Syndication Agents:

Morgan Stanley Senior Funding, Inc. and Natixis, New York Branch (in their respective capacities as syndication agents, each, a “Syndication Agent” and, together with any additional syndication agents appointed pursuant to the Commitment Letter, collectively, the “Syndication Agents”).

Lenders:

A syndicate of financial institutions arranged by the Arrangers, and acceptable (such acceptance not to be unreasonably withheld or delayed) to the Company (the “Lenders”); provided that no institution appearing on a list to be provided by the Company prior to the signing of the Commitment Letter (nor any of the known affiliates of such institutions) (a “Prohibited Lender”) may become a Lender without the Company’s prior written consent.

Bridge Facility:	An aggregate principal amount of up to $125 million (the “Bridge Facility” and the loans thereunder, the “Bridge Loans”).

Availability

The Company may borrow Bridge Loans under the Bridge Facility on any business day on or after the Closing Date (as defined in the Commitment Letter), but not later than September 30, 2014 (the “Availability Period”); provided that (i) the Company may make no

A-1

more than three separate borrowings of Bridge Loans during the Availability Period and (ii) each borrowing of Bridge Loans shall be in an aggregate principal amount of not less than $50,000,000 (or, if less, the entire amount of unused commitments remaining under the Bridge Facility at such time).

Uses of Proceeds:

The proceeds of the Bridge Loans will be used by the Company solely to repay debt of the Company under the Amended Revolving CRA Facility (as defined in the Commitment Letter) and to pay transaction costs and expenses in connection therewith.

Ranking:	The Bridge Facility will be senior secured indebtedness of the Company.

Guarantors:

Each existing and future guarantor under the Amended Revolving CRA Facility.

Each guarantor of the Bridge Facility is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Guarantee”. The Company and the Guarantors are herein referred to collectively as the “Credit Parties”.

Interest Rates:

Interest shall be payable at LIBOR (for interest periods of 1, 2, 3 or 6 months, as selected by the Company) plus an initial margin of 4.50% per annum; provided that the initial margin shall automatically increase by 0.50% per annum on each of September 30, 2014, December 31, 2014 and March 31, 2015.

Until a successful syndication has been achieved, the Administrative Agent shall also be entitled to increase the interest rate by an agreed amount.

If the Company shall fail to comply with its securities demand obligations under the Bridge Fee Letter (as defined in the Commitment Letter) then the per annum yield on the Bridge Loans shall immediately increase to an amount separately agreed.

Interest Payments:	Interest on the Bridge Loans will be payable in cash, quarterly in arrears. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	The applicable interest rate plus 2.00% per annum on overdue amounts.

A-2

Maturity:

The Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, any Bridge Loan that has not been previously repaid in full will be automatically converted into a senior secured term loan (each a “Senior Term Loan”) due on September 30, 2019 (the “Extended Maturity Date”); provided that the Company is not in payment default or subject to a bankruptcy or other insolvency proceeding. The date on which Bridge Loans are converted into Senior Term Loans is referred to as the “Conversion Date”. At any time on or after the Conversion Date, at the option of the applicable Lender, the Senior Term Loans may be exchanged in whole or in part for senior secured exchange notes of the Company (the “Senior Exchange Notes” and, together with the Senior Term Loans, the “Exchange Debt”) having an equal principal amount; provided that no Senior Exchange Notes shall be issued until the Company shall have received requests to issue at least $25 million in aggregate principal amount of Senior Exchange Notes.

The Senior Term Loans will be governed by the provisions of the Bridge Loan Documents (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth on Annex I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto. The Senior Term Loans and Senior Exchange Notes will be pari passu for all purposes.

Mandatory Prepayment:

The Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to certain exceptions substantially consistent with the Existing Revolving CRA (as defined in the Commitment Letter) but revised as appropriate or necessary to reflect the Collateral for the Bridge Loans, 100% of (i) the net cash proceeds from the issuance of the Debt Securities (as defined in that certain Engagement Letter dated as of March 9, 2014 among Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc., Goldman, Sachs & Co., Natixis Securities Americas LLC, Parent (as defined in the Commitment Letter) and the Company); (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined) and other indebtedness for borrowed money or equity securities by the Company (other than

A-3

draws under the Amended Revolving CRA Facility, other debt to be agreed, equity issuances to FRC Founders Corporation (formerly known as First Reserve Corporation) and its affiliates and in connection with permitted acquisitions, cash contributions or pursuant to employee benefit plans); (iii) the net proceeds from any non-ordinary course asset sale by the Company or any of its restricted subsidiaries in excess of an amount to be agreed subject to (x) reinvestment (to be permitted on terms substantially consistent with the Existing Revolving CRA Facility) for assets not constituting first priority Collateral or (y) such excess being required to be paid to the lenders under the Amended Revolving CRA Facility for assets not constituting first priority Collateral; and (iv) the net cash proceeds from any sale of first priority Collateral; provided that (i) upon the sale of any of the Louisiana Assets, the Company shall be required to prepay the Bridge Loans in an amount equal to the net cash proceeds the Company receives from any such sale, and thereafter any net cash proceeds received by the Company from the sale of any of the Louisiana Assets shall reduce the unfunded commitments under the Bridge Facility on a dollar-for-dollar basis and (ii) upon the sale of the “Assets” (as defined therein) contemplated to be sold pursuant to that certain Purchase and Sale Agreement, dated as of March 5, 2014, between the Company and Tana Exploration Company LLC (the “Pine Prairie Assets”), all unfunded commitments under the Bridge Facility shall terminate. The Company will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined in a manner substantially consistent with the Existing Revolving CRA) at 100% of the outstanding principal amount thereof.

Optional Prepayment:

The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Company at any time (including, for the avoidance of doubt, on or after September 30, 2014).

Collateral:

The Bridge Loans shall be secured by (i) a first priority, perfected lien and security interest on oil and gas properties of the Company and the Guarantors located in the State of Louisiana (the “Louisiana Assets”) and certain personal property located thereon or used in

A-4

connection with the operation of the Louisiana Assets and (ii) a second priority, perfected lien and security interest on the assets of the Company and the Guarantors on which the Revolver Administrative Agent (as defined in the Commitment Letter) is granted a security interest under the Existing Revolving CRA (or, in the event the revolver backstop is utilized and the Amended Revolving CRA Facility is put in place, the Amendment Documentation (as defined in the Commitment Letter)) (collectively, the “Collateral”).

Company Notes Precedent:

For the purposes hereof and throughout the Commitment Letter, each reference to “Company Notes Precedent” shall mean the documentation with respect to the Company’s 9.25% senior notes due 2021 (the “9.25% Notes”) issued pursuant to that certain Indenture dated as of May 31, 2013, by and among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, and Wells Fargo Bank, National Association, as trustee, including related guarantee agreements and related closing documentation executed and/or delivered in connection therewith, in each case, in the form delivered to the Arrangers as in effect on the date hereof, subject to modifications mutually agreeable to the Company and the Arrangers.

Company Bank Precedent:

For the purposes hereof and throughout the Commitment Letter, each reference to “Company Bank Precedent” shall mean the Existing Revolving CRA and related guarantee agreements and related closing documentation executed and/or delivered in connection therewith, in each case, in the form delivered to the Arrangers as in effect on the date hereof, subject to modifications negotiated in good faith and mutually agreeable to the Company and the Arrangers and including, for avoidance of doubt, (a) those changes contemplated by the Fifth Amendment to the Existing Revolving CRA and (b) modifications to reflect operational and agency provisions not specifically set forth in this Exhibit A and not in contravention of anything specifically set forth in this Exhibit A that are customarily included in bridge credit agreements with respect to which STRH acts as administrative agent. “Applicable Precedent” shall mean the Company Notes Precedent and the Company Bank Precedent.

A-5

Right to Participate and Resell Bridge Loans:

Each Lender shall have the absolute and unconditional right to participate on customary terms in, resell or assign the Bridge Loans or commitments held by it in compliance with applicable law to any third party at any time; provided that, until the date that is twelve (12) months after the Closing Date, unless a payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Company (not to be unreasonably withheld or delayed) shall be required with respect to any assignment (but not any participation) that would result in the initial lenders collectively holding less than 50.1% of the aggregate outstanding principal amount of the Bridge Loans.

Conditions Precedent to Bridge Loans:

The borrowing of the Bridge Loans will be subject to the applicable conditions precedent set forth in the Commitment Letter and Annex III hereto only (other than, for the avoidance of doubt, those items identified as being post-closing obligations).

Representations and Warranties:

The definitive documentation relating to the Bridge Loans (the “Bridge Loan Documents”), which will be consistent with the Applicable Precedent, will contain the following representations and warranties relating to Parent, the Company and its restricted subsidiaries with terms substantially consistent with the Company Bank Precedent (including as to materiality thresholds):

1.                   Corporate existence and power.

2.                   Corporate authorization; no contravention.

3.                   Governmental authorization.

4.                   Binding effect.

5.                   Litigation.

6.                   ERISA.

7.                   Margin regulations.

8.                   Compliance with laws and obligations.

9.                   Relationship of loan parties.

10.            Gas imbalances.

11.            Taxes.

12.            Financial conditions.

13.            Environmental matters.

A-6

14.            Regulated entities.

15.            Solvency on the Closing Date.

16.            Subsidiaries/Investments.

17.            Insurance.

18.            Full disclosure.

19.            No default.

20.            OFAC; FCPA and laws applicable to money-laundering and sanctions persons.

21.            PATRIOT Act.

22.            Perfection and priority of liens and other matters regarding collateral.

Covenants:

The Bridge Loan Documents will contain affirmative and negative covenants applicable to Parent, the Company and its restricted subsidiaries substantially consistent with the Company Bank Precedent (but including a covenant that the consideration received in respect of any disposition of the Pine Prairie Assets shall be 100% in cash).

Events of Default:	The Bridge Loan Documents will contain events of default substantially consistent with the Company Bank Precedent.

Voting:

Amendments and waivers of the Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans (the “Required Lenders”), except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or the applicable margin, (ii) extensions of the Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Senior Term Loans for Senior Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Senior Exchange Notes that requires (or would, if any Senior Exchange Notes were outstanding, require) the approval of all holders of Senior Exchange Notes and (v) subject to certain exceptions consistent with the Applicable Precedent, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Bridge Loan Documentation)

A-7

or the Collateral (other than in connection with any sale of the Collateral permitted by the Bridge Loan Documentation and (b) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages.

The Bridge Loan Documentation shall contain provisions permitting the Company to replace non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

Yield Protection, Taxes and Other Deductions, Etc.:

The Bridge Loan Documents will contain yield protection provisions substantially consistent with Company Bank Precedent, protecting the Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements.  The loan documents will also contain customary provisions regarding Dodd-Frank and Basel III.

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (subject to customary exceptions).  The Lenders will use reasonable efforts to minimize any applicable taxes and the Company will, as applicable, indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Expenses and Indemnification:	Provisions regarding expense reimbursement and indemnification by the Credit Parties consistent with Company Bank Precedent.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Commitment Parties:	Baker Botts L.L.P.

A-8

ANNEX I to

EXHIBIT A

Senior Term Loans

Maturity:	The Senior Term Loans will mature on September 30, 2019.

Interest Rate:	The Senior Term Loans will bear interest at an interest rate separately agreed. Interest will be paid in cash.

Interest shall be payable on the last day of each fiscal quarter of the Company and on the maturity date of the Senior Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

Collateral:	Same as Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:

Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Senior Exchange Notes, if issued, will also be applicable to the Senior Term Loans in lieu of the corresponding provisions of the Bridge Loan Documents.

Optional Prepayment:	The Senior Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Company at any time.

A-9

ANNEX II to

EXHIBIT A

Senior Exchange Notes

Issuer:	The Senior Exchange Notes will be issued by Parent and the Company under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Senior Exchange Notes will mature on September 30, 2019.

Guarantors:	Same as Bridge Loans.

Interest Rate:	The Senior Exchange Notes will bear interest payable semi-annually at a rate separately agreed.

Senior Exchange Notes issued to and held by initial lenders and affiliates (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties (the “Asset Management Affiliates”) and excluding Senior Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities (“Repurchased Securities”)) shall be repayable at par, plus accrued and unpaid interest to the date of repayment on a non-ratable basis.  Interest will be paid in cash.

Repurchase upon Change of Control:

Parent and the Company will be required to make an offer to repurchase the Senior Exchange Notes following the occurrence of a Change of Control (to be defined in a manner substantially consistent with the Company Notes Precedent) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:

Except as set forth below, Senior Exchange Notes will be non-callable until the 2.5-year anniversary of the Closing Date.  Thereafter, the Senior Exchange Notes will be callable at par plus accrued interest plus a premium equal to one-half of the coupon on the Senior Exchange Notes, which premium shall decline to one-quarter on the 3.5-year anniversary of the Closing Date and to zero on the 4.5 anniversary of the Closing Date.

A-10

Prior to the 2.5-year anniversary of the Closing Date, Parent and the Company may redeem Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the 2.5-year anniversary of the Closing Date plus 0.50%.

Prior to the 2.5-year anniversary of the Closing Date, Parent and the Company may redeem up to 35% of the Senior Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Senior Exchange Notes.

The optional redemption provisions will be otherwise substantially consistent with the Company Notes Precedent.

Defeasance Provisions:	Substantially consistent with the Company Notes Precedent.

Modification:	Substantially consistent with the Company Notes Precedent.

Registration Rights:

Parent and the Company shall use commercially reasonable efforts to file, within 90 days after the first issuance of Senior Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, within 180 days after the first issuance of Senior Exchange Notes, a shelf registration statement with respect to the Senior Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended.  If a Shelf Registration Statement is filed, Parent and the Company will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Exchange Notes; provided that in no event shall Parent and the Company be required to keep such Shelf Registration Statement effective and available for more than two years after the Issue Date.  Parent and the Company shall take commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the date (the “Effectiveness Date”) that is 180 days from the Issue Date.  Any failure on the part of Parent or the Company to cause the Shelf Registration Statement to be declared effective in accordance with the preceding sentence is referred to as a “Registration Default”.  In the event of a Registration Default with respect to any Senior Exchange Note, Parent and the Company will pay liquidated damages in the form of increased interest of $0.05 per week per $1,000 principal

A-11

amount of such Senior Exchange Note to the holder of such Senior Exchange Note, to the extent that such holder is unable to freely transfer such Senior Exchange Note, from and including the Effectiveness Date to but excluding the effective date of the Shelf Registration Statement with respect to such Senior Exchange Note.  On the 90th day after the Effectiveness Date with respect to any such Senior Exchange Note, the liquidated damages shall increase by an additional $0.05 per week per $1,000 principal amount and, on each 90 day anniversary of the Effectiveness Date thereafter, shall increase by an additional $0.05 per week per $1,000 principal amount to a maximum increase in interest of $0.20 per week per $1,000 principal amount.  Parent and the Company will also pay such liquidated damages to the holder of a Senior Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Senior Exchange Note that such Shelf Registration Statement is not available for sales thereunder.  All accrued liquidated damages will be paid in arrears on each semi-annual interest payment date.

In lieu of a Shelf Registration Statement, Parent and the Company at their option may file a registration statement (the “Exchange Registration Statement”) with respect to notes having terms identical to the Senior Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Registered Exchange Offer”) in which Parent and the Company offer to holders of Senior Exchange Notes registered Substitute Notes in exchange for the Senior Exchange Notes (it being understood that a Shelf Registration Statement would be required to be made available in respect of Senior Exchange Notes whose holders could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Senior Exchange Notes acquired for its own account as a result of market making or other trading activities)).  In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Senior Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, Parent and the Company will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph.

A-12

Notwithstanding the immediately preceding two paragraphs, Parent and the Company may seek to effectuate through DTC an automatic exchange of beneficial interests in the Senior Exchange Notes held by non-affiliates for beneficial interests in unrestricted Senior Exchange Notes.  If by the 370th day after the Issue Date, such automatic exchange has not been effected, Parent and the Company will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the second preceding paragraph (unless a Shelf Registration Statement has become effective or a Registered Exchange Offer has been completed).

Collateral:	Same as Bridge Loans.

Covenants:	Substantially consistent with Company Notes Precedent, with appropriate or necessary modifications to the terms thereof to reflect the secured nature of the Exchange Notes.

Events of Default:	Substantially consistent with Company Notes Precedent, with appropriate or necessary modifications to the terms thereof to reflect the secured nature of the Exchange Notes.

A-13

ANNEX III to

EXHIBIT A

Conditions Precedent

1.                                      Financial Statements.  The Arrangers shall have received (a) audited financial statements of Parent for the fiscal years ended December 31, 2013, 2012 and 2011, which financial statements shall be audited in accordance with GAAP and (b) unaudited financial statements of Parent for each subsequent fiscal quarter after December 31, 2013 ended at least 45 days before the Closing Date, together with a comparison to the corresponding fiscal quarter in the preceding fiscal year, which unaudited financial statements shall be prepared in accordance with GAAP.

2.                                      Engagement Letter.  Parent and the Company shall have engaged one or more investment banks reasonably satisfactory to the Arrangers to sell or privately place the Debt Securities.

3.                                      Guarantees and Personal Property Collateral Documents.  The guarantees and collateral documents regarding personal property under the Bridge Facility shall have been executed and delivered and be in full force and effect.

4.                                      Solvency.  The Administrative Agent shall have received a solvency certificate from a director or an officer of Parent, in a form and substance substantially consistent with Company Bank Precedent, confirming the solvency of Parent and its subsidiaries on a consolidated basis after giving effect to the Transactions.

5.                                      Accuracy of Representations.  The representations and warranties set forth in the Bridge Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

6.                                      Documentation, Opinions and Certificates.

Negotiation, execution and delivery of the Bridge Loan Documents, in each case, in accordance with the terms of the Commitment Letter and this Exhibit A, including a bridge loan agreement, notes, documents necessary to create and perfect the Administrative Agent’s security interest in the Collateral constituting personal property, an intercreditor agreement with the Revolver Administrative Agent, reasonably satisfactory legal opinions of the Company’s counsel (including, without limitation, local counsel in Louisiana), evidence of authority, officer’s certificates, corporate formation and governing documents, customary UCC lien searches, borrowing notice and funds flow, in each case in form and substance substantially consistent with Company Bank Precedent, and payment of required fees and invoiced expenses.

7.                                      PATRIOT Act.  The Administrative Agent shall have received, at least 3 Business Days in advance of the Closing Date, all documentation and other information required by regulatory authorities with respect to the Company and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by the Administrative Agent at least 10 days in advance of the Closing Date.

8.                                      Releases.  The Administrative Agent shall have received mortgage releases and UCC-3 partial releases from the Revolver Administrative Agent and any other releases necessary to release the Collateral from liens granted in favor of the Revolver Administrative Agent.

9.                                      Payment of Fees and Expenses.  Payment of all fees and expenses due to the Arrangers and/or the Lenders (including the amounts payable under the Bridge Fee Letter), in the case of expenses to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Company), required to be paid on the Closing Date from the proceeds of the initial fundings under the Bridge Facility.

10.                               Amended Revolving CRA.  The Administrative Agent shall have received satisfactory evidence that either (i) the Existing Revolving CRA has been amended in a manner consistent with the terms set forth in the Revolving CRA Term Sheet to, among other things, (A) reduce the borrowing base thereunder to not less than $475,000,000 and (B) accommodate the issuance, incurrence and/or compliance with the terms of the Bridge Facility and any Securities issued to refinance the Bridge Facility (including, without limitation, any Second Lien Notes (as defined in the Fee Letter (as defined in the Commitment Letter))) or (ii) in furtherance of the revolver backstop commitment provided under the Commitment Letter, the Amended Revolving CRA Facility and any related Amendment Documentation have been entered into in accordance with the terms of the Revolver CRA Term Sheet (as defined in the Commitment Letter).

Exhibit B

Intercreditor Provisions

EXHIBIT B

Summary of Terms and Conditions of Intercreditor Agreement

This Summary of Terms and Conditions outlines certain terms of the intercreditor agreement (the “Intercreditor Agreement”) referred to in the Fifth Amendment to Credit Agreement, of which this Exhibit B is a part.  Certain capitalized terms used herein are defined in the Fifth Amendment (including Exhibit A thereto).

Parties:

SunTrust Bank, as administrative agent under the Credit Agreement (the “RBL Agent”), SunTrust Bank, as administrative agent under the Bridge Facility (the “Bridge Agent”, together with the RBL Agent, the “Agents”), Midstates Petroleum Company, Inc. (the “Parent”) and Midstates Petroleum Company LLC (the “Borrower”, and together with the Parent, the “Loan Parties”). All documents entered into in connection with the Credit Agreement, including collateral documents, shall be referred to as the “RBL Loan Documents”, and all documents entered into in connection with the Bridge Facility, including collateral documents, shall be referred to as the “Bridge Loan Documents”.

Purpose:

To establish the relative rights and privileges of the parties with respect to collateral for the Obligations as defined in and under the Credit Agreement (including any obligations of the Loan Parties under any refinancing of the Obligations permitted pursuant to the Intercreditor Agreement, the “RBL Obligations”) and for the obligations of the Loan Parties under the Bridge Facility (including any obligations of the Loan Parties under any refinancing thereof permitted pursuant to the Intercreditor Agreement, the “Bridge Obligations”, and collectively with the RBL Obligations, the “Obligations”).

Priority of Obligations:

So long as any of the Bridge Obligations are outstanding, (i) the liens on Oil and Gas Properties of the Parent, the Borrower or their respective Subsidiaries located in the State of Louisiana and any personal property of the Parent, the Borrower or their respective Subsidiaries located thereon or used exclusively in connection with the operation thereof, and any proceeds thereof (collectively, the “Bridge Priority Collateral”) securing the RBL Obligations shall be junior and subordinated in all respects to the liens on such Bridge Priority Collateral securing the Bridge Obligations, (ii) the RBL Agent shall not exercise or seek to exercise any rights or remedies (including setoff) with respect to any of the Bridge Priority Collateral and shall not institute any action or proceeding with respect to such rights or remedies and (iii) the RBL Agent will not take or receive any Bridge Priority Collateral or any proceeds of Bridge Priority Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Bridge Priority Collateral.

So long as any of the RBL Obligations are outstanding, (i) the liens on the Loan Parties’s assets (other than the Bridge Priority Collateral; collectively, the “RBL Priority Collateral”, and collectively with the Bridge Priority Collateral, the “Collateral”) securing the Bridge Obligations shall be junior and subordinated in all respects to the liens on such RBL Priority Collateral securing the RBL Obligations, (ii) the Bridge Agent shall not exercise or seek to exercise any rights or remedies (including setoff) with respect to any of the RBL Priority Collateral and shall not institute any action or proceeding with respect to such rights or remedies and (iii) the Bridge Agent will not take or receive any RBL Priority Collateral or any proceeds of RBL Priority Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any RBL Priority Collateral.

Nothing contained in the Intercreditor Agreement shall be deemed to be a subordination of payment by the Borrower of the RBL Obligations or the Bridge Obligations.

Prohibition on Contesting Liens:

Each of the Bridge Agent, the RBL Agent, the lenders under the Bridge Facility and the Lenders and other secured parties under the RBL Loan Documents will agree not to contest, and not to support any other Person in contesting, the perfection, priority, validity or enforceability of any lien of the Bridge Agent or the RBL Agent securing the Collateral or any provision of the Intercreditor Agreement, and each Agent may take any action not prohibited by the Intercreditor Agreement to create, perfect, preserve, or protect its liens on any Collateral.

Turnover Provision:

In the event that any Agent (in such capacity, the “Junior Agent”) obtains possession of any Collateral or shall realize any proceeds or payment in respect of any Collateral for which the other Agent (in such capacity, the “Senior Agent”) has priority as described under “Priority of Obligations” above (such Collateral being the “Priority Collateral” of the Senior Agent), whether by exercise of rights or remedies available to either Agent under applicable law or under the applicable Loan Documents or in any insolvency or liquidation proceeding or otherwise, the Junior Agent shall hold such Collateral or such proceeds or payment in trust for the Senior Agent and the related secured parties and shall promptly transfer such Collateral, proceeds or payment, as the case may be, to the Senior Agent to be distributed as contemplated under “Priority of Obligations” above.

Distributions of Collateral:

So long as any of the RBL Obligations are outstanding, any proceeds of RBL Priority Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, shall be applied by the RBL Agent to the RBL Obligations in such order as specified in the relevant RBL Loan Documents. Upon the payment in full in cash of the RBL Obligations, the RBL Collateral Agent shall deliver to the Bridge Agent all remaining proceeds of RBL Priority Collateral held by it to be applied by the Bridge Agent to the Bridge Obligations in such order as specified in the Bridge Loan Documents.

So long as any of the Bridge Obligations are outstanding, any proceeds of Bridge Priority Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, shall be applied by the Bridge Agent to the Bridge Obligations in such order as specified in the relevant Bridge Loan Documents. Upon the payment in full in cash of the Bridge Obligations, the Bridge Collateral Agent shall deliver to the RBL Agent all remaining proceeds of Bridge Priority Collateral held by it to be applied by the RBL Agent to the RBL Obligations in such order as specified in the RBL Loan Documents.

Proceeds of the Collateral include insurance proceeds and therefor the section titled “Priority of Obligations” above shall govern the ultimate disposition of casualty insurance proceeds. The RBL Collateral Agent shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the RBL Priority Collateral and the Bridge Agent shall be named as additional insured and loss payee, as applicable, with regards to all insurance policies relating to the Bridge Priority Collateral.

Restrictions on Amendments:

The (i) Bridge Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Bridge Obligations may be refinanced, in each case, without the consent of the RBL Agent or the Lenders, and (ii) RBL Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the RBL

Obligations may be refinanced, in each case, without the consent of the Bridge Agent or the lenders under the Bridge Facility; provided, however, that (a) neither the RBL Loan Documents nor the Bridge Loan Documents may be amended without the consent of the Bridge Agent or RBL Agent, respectively, to the extent such amendment would contravene the provisions of the Intercreditor Agreement, (b) no such amendment, supplement, modification or refinancing of or to the Bridge Loan Documents shall (I) cause the aggregate principal amount of Bridge Obligations to exceed $200,000,000, (II) cause the maturity or weighted average life to maturity thereof to be shortened, (III) increase interest rates to more than 11.5% per annum (excluding any applicable default rate of interest, fees or OID), add additional call or prepayment premiums or shorten any period for payment of interest thereon or (IV) contain terms and provisions more restrictive, taken as a whole, than those contained in the Bridge Facility and (c) no such amendment, supplement, modification or refinancing of or to the RBL Loan Documents shall (I) cause the aggregate principal amount of RBL Obligations and Bridge Obligations to exceed the maximum amount permitted under Section 4.09(b)(1)(a) of the Indenture governing the 9.25% Notes, (II) cause the maturity or weighted average life to maturity thereof to be shortened, (III) increase interest rate margins applicable thereunder by more than 200 basis points (excluding any applicable default rate of interest), add additional call or prepayment premiums or shorten any period for payment of interest thereon or (IV) contain terms and provisions more restrictive, taken as a whole, than those contained in the Credit Agreement (as in effect on the date of the Intercreditor Agreement).

Any waivers, amendments or consents with respect to any provision of the collateral documents securing the RBL Obligations or the Bridge Obligations shall be deemed to automatically apply to any applicable provisions of the collateral documents securing the Bridge Obligations and the RBL Obligations, respectively; provided, that no such waiver, amendment or consent shall (i) remove or release Collateral, except to the extent that a release of such lien is permitted by the Intercreditor Agreement and there is a corresponding release of the liens securing the RBL Obligations or Bridge Obligations, as applicable, (ii) impose duties on either Agent without its consent, (iii) permit other liens on the Collateral not permitted under the terms of the Bridge Loan Documents, the RBL Loan Documents or the Intercreditor Agreement or (iv) be

prejudicial to the interests of holders of one class of Obligations to a greater extent than the holders of the other class of Obligations.

Releases:

The Intercreditor Agreement will provide (a) the RBL Agent with the ability to release its lien on all or any portion of the RBL Priority Collateral that is permitted to be sold pursuant to the RBL Loan Documents, and the Bridge Agent will be required to release its lien on such RBL Priority Collateral in connection therewith, and (b) the Bridge Agent with the ability to release its lien on all or any portion of the Bridge Priority Collateral that is permitted to be sold pursuant to the Bridge Loan Documents, and the RBL Agent will be required to release its lien on such Bridge Priority Collateral in connection therewith.

Bankruptcy:

In the event of an insolvency or liquidation proceeding of any Loan Party, whether voluntary or involuntary, (i) if either Agent shall desire to permit the use of cash collateral constituting Priority Collateral with respect to such Agent or to permit the Borrower to obtain debtor-in-possession financing secured by its Priority Collateral (and not by a senior or pari passu lien on Collateral which is not Priority Collateral with respect to such Agent) (a “DIP Financing”), then the Junior Agent agrees that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith to the extent that the liens of the Senior Agent with respect to such Priority Collateral are subordinated to or pari passu with the liens securing such DIP Financing; provided that (x) in the case of any DIP Financing secured by Bridge Priority Collateral, the aggregate principal amount of such DIP Financing secured by senior liens on such Bridge Priority Collateral plus the aggregate outstanding amount of the Bridge Obligations shall not exceed $200,000,000 and (y) in the case of any DIP Financing secured by RBL Priority Collateral, the aggregate principal amount of such DIP Financing secured by senior liens on such RBL Priority Collateral plus the aggregate outstanding amount of the RBL Obligations and the Bridge Obligations shall not exceed the maximum amount permitted under Section 4.09(b)(1)(a) of the Indenture governing the 9.25% Notes. The Junior Agent will subordinate its liens in the Collateral to the liens securing such DIP Financing (and all obligations relating thereto) the extent that the liens of the Senior Agent with respect to such Priority Collateral are subordinated to or pari passu with the liens securing such DIP Financing (it being understood that the

Obligations will nonetheless retain their relative priorities as set forth in the Intercreditor Agreement with respect to such Collateral).

Rights As Unsecured Creditors:	Except as otherwise expressly set forth in the Intercreditor Agreement, the Agents and the holders of the Obligations may exercise rights and remedies as unsecured creditors against the Loan Parties.

Bailee for Perfection:

To the extent that the lien of a Senior Agent on its Priority Collateral is perfected pursuant to the applicable Uniform Commercial Code by the possession or control thereof by such Senior Agent, such Senior Agent shall hold such Priority Collateral as gratuitous bailee for the benefit of the Junior Agent with respect thereto, solely for the purpose of perfecting the security interest granted to the Junior Agent thereon.

Amendments, Waivers, Additional Collateral Documents:	The Intercreditor Agreement may not be amended without the written consent of the RBL Agent and the Bridge Agent.

Governing Law:	The State of New York.

The foregoing is intended to summarize certain basic terms of the Intercreditor Agreement and is not intended to be a definitive list of all of the terms of the Intercreditor Agreement.